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                                                                      Exhibit 12

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the Corporation's consolidated ratios of earnings to fixed charges for the periods indicated.

                                                                          Year Ended December 31,
                                                  ------------------------------------------------------------------------
                                                   1997              1996           1995             1994            1993
                                                  ------            ------         ------           ------          -----
Earnings to Fixed Charges:
     Including interest on deposits                1.22x             1.08x          1.21x            1.34x           1.67x
     Excluding interest on deposits                2.18x             1.50x          2.59x            5.32x          14.70x

     For purposes of computing the ratios of earning to fixed charges, earnings represent income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle plus fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits, as applicable, as well as the interest component of rental expense.


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